SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                 AMENDMENT NO. 1

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-1(c)

                                Party City Corp.
 ------------------------------------------------------------------------------
                                (Name of Issuer)

                                     Common
 ------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    70214510
                  --------------------------------------------
                                 (CUSIP Number)

  -----------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

|_|   Rule 13d-1 (b)

|x|   Rule 13d-1(c)

|_|   Rule 13d-1(d)

----------

      (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 702145103                   SCHEDULE 13G/A             Page 2 of Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Jewel Investments, LLC
      I.R.S. # 13-4148042
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      State of New York
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
     SHARES
 BENEFICIALLY           0
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              0
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        573,399
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      573,399
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      4.41%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IA
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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

CUSIP No. 702145103                SCHEDULE 13G/A             Page   of    Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      JEWEL GP, LLC
      I.R.S. # 13-4148040
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      State of Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           412,699
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              0
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        412,699
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      412,699
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      3.17%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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

CUSIP No. 702145103              SCHEDULE 13G/A              Page   of    Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      James Schainuck
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           412,699
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              0
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        573,399
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      573,399
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      4.41%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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

INTRODUCTORY NOTE: This Statement on Schedule 13G/A is Amendment No. 1 to the initial filing on Schedule 13G by the Reporting Persons (as defined below) pursuant to Rule 13d-1(c) (the "Schedule 13G"). The Schedule 13G/A is filed by
(i) Jewel Investments, LLC, a New York limited liability company, which is sub-advisor to three investment partnerships and the investment manager of two other investment partnerships, (ii) Jewel GP, LLC, a Delaware limited liability company, which is the general partner of the two investment partnerships of which Jewel Investments, LLC is the investment manager, and (iii) James Schainuck, the Managing Member of Jewel Investments, LLC and Jewel GP LLC (collectively, the "Reporting Persons").

Item 1(a) Name of Issuer

Party City Corp.
--------------------------------------------------------------------------------

Item 1(b) Address of Issuer's Principal Executive Office

450 COMMONS WAY, ROCKAWAY, NJ,  07860
--------------------------------------------------------------------------------

Item 2(a) Name of Persons Filing

Jewel Investments, LLC, Jewel GP, LLC and James Schainuck
--------------------------------------------------------------------------------

Item 2(b) Address of principal business office of each Reporting Person:

605 Third Avenue, 19th Floor
New York, NY 10158
--------------------------------------------------------------------------------

Item 2(c) Citizenship

Jewel Investments, LLC is a New York limited liability company; Jewel GP, LLC is a Delaware limited liability company; and James Schainuck is a citizen of the United States.
--------------------------------------------------------------------------------

Item 2(d) Title of Class of Securities

Common Stock
--------------------------------------------------------------------------------

Item 2(e) CUSIP Number

702145103
--------------------------------------------------------------------------------

Item 3 If this statement is filed pursuant to Rules 13d-1(b) or 13-2(b) or (c), check whether the person filing is a:

(a)   |_| Broker of Dealer registered under Section 15 of the Act

(b)   |_| Bank as defined in Section 3(a)(6) of the Act

(c)   |_| Insurance company as defined in Section 3(a)(19) of the Act

(d) |_| Investment Company registered under section 8 of the Investment Company Act of 1940

(e)   |_| An Investment Adviser in accordance with 13-1(b)(1)(ii)(E)

(f) |_| An Employee Benefit Plan or Endowment Fund in accordance with 13d-1(b)(1)(ii)(F)

(g) |_| A Parent Holding Company or Control Person in accordance with 13d-1(b)(1)(ii)(G)

(h) |_| A Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act

(i) |_| A Church Plan that is excluded from the definition of an Investment Company under Section 3(c)(14) of the Investment Company Act of 1940

(j)   |_| Group, in accordance with 13d-1(b)(1)(ii)(J)


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

Item 4 Ownership

Item 4(a) Amount Beneficially Owned

Jewel Investments, LLC, as the sub-advisor to three investment partnerships, beneficially owns in the aggregate 160,700 shares of Common Stock of the Issuer, and, as the investment manager of two other investment partnerships, beneficially owns in the aggregate 412,699 shares of Common Stock of the Issuer, for a total of 573,399. James Schainuck is the Managing Member of Jewel Investments, LLC (and Jewel GP, LLC) and thus beneficially owns the same number of shares of Common Stock of the Issuer as does Jewel Investments, LLC. Jewel GP, LLC, as the general partner of the aforementioned two investment partnerships beneficially owns in the aggregate 412,699 shares of the Common Stock of the Issuer.

Item 4(b) Percent of Class

Jewel Investments, LLC and James Schainuck each beneficially own 7.2% of the class. Jewel GP, LLC beneficially owns 6.5% of the class.

Item 4(c) Number of Shares as to which Such Person Has:

      i.    Sole power to vote or to direct the vote: 0
                                                     ---------------------------

      ii.   Shared power to vote or to direct the vote: 412,699 (Jewel GP, LLC and James Schainuck)
                                                       -------------------------

      iii.  Sole power to dispose or to direct the disposition of: 0
                                                                  --------------

      iv.   Shared power to dispose or to direct the disposition of:

            573,399 (Jewel Investments, LLC and James Schainuck); 412,699
            (Jewel GP, LLC)
            --------------------------------------------------------------------

Item 5 Ownership of Five Percent or Less of a Class

      The class of securities as to which this Schedule is filed by the Reporting Persons in their respective capacities are owned of record by investment partnerships, each of which has the right to receive dividends from, or the proceeds from the sale of, such securities.

Item 6 Ownership of More than Five Percent on Behalf of Another Person

      Not applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding

      Not applicable

Item 8 Identification and Classification of Members of the Group

      Not applicable

Item 9 Notice of Dissolution of Group

      Not applicable

Item 10 Certification

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 6, 2002

                                    Jewel Investments, LLC


                                    By: /s/ James Schainuck
                                        ---------------------------------
                                        Name:  James Schainuck
                                        Title: Managing Member

                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 6, 2002

                                    Jewel GP, LLC


                                    By: /s/ James Schainuck
                                        ---------------------------------
                                        Name:  James Schainuck
                                        Title: Managing Member

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 6, 2002

                                             /s/ James Schainuck
                                    --------------------------------------
                                                James Schainuck

                             JOINT FILING AGREEMENT

      The undersigned parties hereby agree that the Schedule 13G filed herewith relating to the Common Stock of Party City Corp. is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(k) on behalf of each such person.

Date: February 6, 2002

                                    Jewel Investments, LLC

                                    By: /s/ James Schainuck
                                        -----------------------------------
                                        Name:  James Schainuck
                                        Title: Managing Member


                                    Jewel GP, LLC

                                    By: /s/ James Schainuck
                                        -----------------------------------
                                        Name:  James Schainuck
                                        Title: Managing Member


                                             /s/ James Schainuck
                                    ----------------------------------------
                                                James Schainuck


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